                                                                    Exhibit 11.1
                         Computation of Loss Per Share


                                             Years Ended                         Period from
                          ---------------------------------------------         July 1, 1994
                                                                               (commencement)
                            December 31, 2000       December 31, 1999              through
                                                                              December 31, 2000
                          ---------------------   ---------------------    ----------------------

Loss for the period               $ 1,150,645             $ 1,766,517               $13,393,837
                          =====================   =====================    ======================
Shares used in computing
 loss per share:

  Weighted average shares
   outstanding (Note 1)            29,467,070              20,545,737                16,962,999
                          =====================   =====================    ======================
Loss per share                    $      0.04             $      0.09               $      0.79
                          =====================   =====================    ======================

Note 1: Due to the net losses incurred during each of the periods presented, common share equivalents are anti-dilutive and have been excluded from the computation.